As filed with the Securities and Exchange Commission on January 26, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

56-0906609

(IRS Employer Identification No.)

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina

(Address of principal executive offices)

28255

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 6.500% Non-Cumulative Preferred Stock, Series Y	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-180488

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 6.500% Non-Cumulative Preferred Stock, Series Y (the “Preferred Stock”), of Bank of America Corporation (the “Registrant”). The descriptions of the Preferred Stock and the Depositary Shares are contained in (i) the Registrant’s Prospectus, dated March 30, 2012 (the “Prospectus”), included in the Registrant’s registration statement on Form S-3 (File No. 333-180488) under the captions “Description of Preferred Stock” and “Description of Depositary Shares” and (ii) the Registrant’s Prospectus Supplement, dated January 20, 2015, under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares,” and those sections are incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of the Preferred Stock, as filed with the Secretary of State of the State of Delaware on January 26, 2015, effective at 10:00 a.m. (Eastern Standard Time) on January 27, 2015

4.1	Deposit Agreement, dated January 23, 2015, among the Registrant, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Depositary Receipts

4.2	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 26, 2015

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Designations of the Preferred Stock, as filed with the Secretary of State of the State of Delaware on January 26, 2015, effective at 10:00 a.m. (Eastern Standard Time) on January 27, 2015

4.1	Deposit Agreement, dated January 23, 2015, among the Registrant, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Depositary Receipts

4.2	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1)

4